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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE
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                            ZIFF-DAVIS TO EXERCISE
                            OPTION TO PURCHASE ZDTV


NEW YORK, Nov. l7, 1998 As expected, Ziff-Davis (NYSE: ZD) today announced that it will exercise its option to purchase ZDTV from MAC, an affiliate of SOFTBANK Corp. ZDTV, the first 24-hour cable television channel focused on the Internet and related technologies, has exceeded expectations, and will reach nine million homes by year end.

Also today, Ziff-Davis announced that Paul G. Allen's Vulcan Ventures, Inc. will make a strategic investment in ZDTV. [See related press release, "Paul G. Allen's Vulcan Ventures Makes Strategic Investment of $54 million in ZDTV."]

Eric Hippeau, Chairman and CEO of Ziff-Davis, said, "We have said all along that Ziff-Davis would exercise its option to purchase MAC's interest in ZDTV if the channel had access to more than eight million homes by the end of this year. ZDTV has already achieved that distribution goal, making it one of the most successful launches in recent history. Both of today's announcements represent a strong vote of confidence for the channel and represent our belief that ZDTV has all the makings of a very successful cable business."

Ziff-Davis' purchase of ZDTV from MAC also includes the purchase of ZD Television Productions, which creates customized programming for ZDTV and third parties, including "21st Century Home" with Home & Garden Television.

Ziff-Davis will also combine SKY Television, the producer of Bunting's Window, into ZDTV. Ziff-Davis recently completed the acquisition of SKY Television, a media company that specializes in in-flight programming, video production, and cable and broadcast television shows.

                             ZIFF-DAVIS BACKGROUND

Ziff-Davis is a leading integrated media and marketing company focused on Internet-related technologies, with principal platforms in print publishing, trade shows and conferences, online content, television, market research and education. The Company provides global marketing and media strategies for reaching key technology decision-makers worldwide.
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This release contains forward-looking statements that are subject to risks and uncertainties. Although Ziff-Davis Inc. believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that would affect actual results are discussed in materials filed by Ziff-Davis Inc. with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Prospectus dated April 28, 1998 contained in the Registration Statement on Form S-1 (File No. 333-46493).

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For investor information, contact:
Timothy C. O'Brien, Chief Financial Officer, at 212-503-3500 or tobrien@zd.com
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For public relations information, contact:
Greg Jarboe at 702-943-6554 or gjarboe@zd.com
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John Coffey of Abernathy MacGregor Frank at 212-371-5999 or jkc@abmac.com
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